EXHIBIT 99.1

February 7, 2019

Dear Fellow Stockholder:

We are writing this letter to inform you of an update related to your investment in Steadfast Apartment REIT III, Inc. (referred to herein as “Steadfast,” the “Company,” “we,” “our” or “us”).

As you are aware, on August 31, 2018, we terminated our primary offering of up to $1,000,000,000 in shares of our common stock, but continued to offer shares of our Class A, Class T and Class R common stock pursuant to our distribution reinvestment plan (the “DRIP”). The DRIP must be registered in every state in which we offer or sell shares of common stock. We decided to not renew state registrations of the DRIP for an additional year, and, therefore, will suspend the DRIP with respect to distributions that accrue after February 1, 2019. All stockholders will continue to receive their full distributions, which will subsequently be paid in cash as opposed to additional shares of common stock for DRIP participants.

How this change will be implemented:

-	January distributions, which were paid on the first business day of February, were processed according to current account elections.

-	February distributions, which are payable on the first business day of March, will be paid in cash to all stockholders.

• If you are a stockholder who is not currently enrolled in the DRIP (i.e., you receive a monthly cash payment via check or electronic deposit), nothing will change.

•    If you are a stockholder who is currently enrolled in the DRIP (i.e., your monthly distribution is currently used to automatically purchase additional shares of common stock), you will now receive your monthly distribution in cash per the following guidelines:

• For non-retirement/custodial account holders, your distributions will be directed to your custodial account;

• For retirement/custodial account holders, your distributions will be forwarded to your custodial account and continue to benefit from the qualified tax exemption; and

•    For non-retirement/non-custodial account holders, your distributions will be mailed in the form of a check to your address of record, which coincides with the address where you have received this letter.

February 7, 2019

If you would like to take this opportunity to update your address of record or other information with respect to receiving your cash distributions, an Account Update Form can be obtained on our website at https://www.steadfastreits.com/invest-with-us/steadfast-apartment-reit-iii/forms or by contacting our Investor Services department at the number below.
Should you have any questions, please contact our Investor Services department at 888-223-9951.

Sincerely,
Rodney F. Emery
Chairman and CEO
Steadfast Apartment REIT III, Inc.